EXHIBIT 99.1

Aero Velocity and SoftWash Systems launch

Strategic Alliance to Drive 2026 Growth

Minnetonka, Minnesota — February 19, 2026 — BT Brands, Inc. (Nasdaq: BTBD) today announced that its proposed merger partner, Cincinnati-based Aero Velocity Inc., a leader in commercial drone operations and aerial robotics, has initiated a strategic alliance with Sanford, Florida-based SoftWash Systems, a pioneer and leader in environmentally responsible exterior cleaning solutions. Together, the companies are launching an integrated drone-washing solution to improve safety, efficiency, and sustainability in cleaning buildings, roofs, and large-scale structures.

The collaboration combines Aero Velocity’s advanced UAV (unmanned aerial vehicle) platforms and drone washing expertise with SoftWash Systems’ proven low-pressure cleaning technology and biodegradable treatment solutions. The result is an advanced aerial cleaning system capable of safely treating surfaces that are difficult, hazardous, or costly to access using traditional methods.

“Pairing Aero’s precision drone technology with SoftWash Systems’ industry-leading cleaning techniques redefines what’s possible in exterior maintenance,” said Mark Hastings, Chief Executive Officer of Aero Velocity. “This collaboration enables SoftWash affiliates to offer complete ground-to-air cleaning solutions, reducing labor risks and minimizing disruption. Aero Velocity gains access to best-in-class SoftWash crews to expand ground coverage and deliver comprehensive solutions to commercial clients.”

Unlike conventional pressure washing, the SoftWash method uses specialized solutions that eliminate mold, mildew, algae and bacteria at the source while preserving surface integrity. Integrated with Aero Velocity’s drone platforms, the system can be rapidly deployed across commercial buildings, multi-story residential properties, industrial facilities, solar arrays and other large structures.

“Safely cleaning building exterior surfaces without damaging pressure has always been central to SoftWash Systems,” said AC Lockyer, CEO and Founder of SoftWash Systems. “Working with Aero Velocity brings our soft washing technology to new heights—literally—while expanding service capabilities for our franchisees worldwide. With operations in seven countries and three territories, we believe this partnership will accelerate our growth.”

Key Benefits of the Collaboration:

•	Expanded Reach and Integrated Offering – Broader geographic coverage with a fully integrated ground-to-air cleaning solution
•	Enhanced Safety at Height – Reduced reliance on ladders, scaffolding and lifts
•	Operational Efficiency – Faster deployment of crews and pilots
•	Cost Optimization – Lower customer acquisition and equipment costs over time

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This alliance embodies a shared vision to modernize exterior maintenance through innovation, sustainability, and smarter technology deployment. By combining SoftWash Systems’ standardized processes with Aero Velocity’s proprietary drone platforms and trained professionals, the companies aim to provide consistent, scalable performance across markets.

Joint go-to-market efforts are underway to target the growing global commercial exterior cleaning market, estimated at more than $1 billion annually. The initiative is expected to contribute meaningfully to 2026 revenue growth.

“We are excited to partner with the industry pioneer of the soft washing technique,” added Hastings. “We believe this collaboration creates meaningful value for customers, franchisees and shareholders alike.”

About Aero Velocity

Privately owned Aero Velocity designs and manufactures American-made, NDAA-compliant UAVs and operates a growing Drones-as-a-Service (DaaS) platform. The company is a founding member of AeroShield Alliance, a consortium delivering AI-enabled UAV, ISR and workforce solutions. Aero Velocity provides end-to-end UAV-powered systems that enable organizations to assess and respond to real-world conditions with enhanced speed and safety.

Proposed Merger

Aero Velocity and BT Brands, Inc. (Nasdaq: BTBD) entered into a definitive merger agreement in September 2025, pursuant to which the combined company is expected to be renamed “Aero Velocity Inc.” and, subject to required approvals, trade on the Nasdaq Capital Market. Mr. Hastings is expected to serve as CEO following the closing. The transaction has been unanimously approved by both boards and is expected to close in 2026, subject to stockholder approval and customary conditions.

About SoftWash Systems

Founded in 2010, privately held SoftWash Systems is a global provider of environmentally responsible exterior cleaning solutions. The company supports more than 100 affiliates and franchisees across seven countries, generating over $39 million in revenue in 2025. Through proprietary equipment, specialized treatment solutions and comprehensive training, SoftWash Systems delivers scalable, recurring-service solutions designed to protect surfaces, extend asset life and reduce environmental impact.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the products and services offered by Aero Velocity and the markets in which it operates, and Aero Velocity’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements in this press release, including the risks described in BT Brands’ SEC filings, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof, and Aero Velocity and BT Brands expressly disclaim any obligation to update or revise them except as required by law.

Participants in the Solicitation

BT Brands, Inc. (“BT Brands”) and Aero Velocity Inc. (“Aero Velocity”) and their respective directors and executive officers may be deemed participants in the solicitation of proxies from BT Brands’ stockholders in connection with the proposed transaction. Information regarding BT Brands’ directors and executive officers is available in BT Brands’ filings with the SEC, including its most recent Annual Report on Form 10-K and other reports. Additional information regarding the participants in the solicitation and their interests in the proposed transaction will be included in the registration statement on Form S-4 (including the proxy statement/prospectus) that BT Brands intends to file with the SEC. Investors and security holders may obtain copies of these documents, when available, free of charge at the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of any vote or approval. Any solicitation will be made only through a proxy statement/prospectus and other documents filed with the SEC.

Investor Relations & Media Contacts

BT Brands:

Kenneth Brimmer, Chief Financial Officer

kbrimmer@itsburgertime.com

612-414-5104

Aero Velocity Inc.:

Mark Hastings, Chief Executive Officer

contact@aerovelocity.com

513-224-4439

SoftWash Systems:

AC Lockyer, Chief Marketing Officer

acLockyer@SoftWashSystems.com

855-763-8669

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